The annual meeting of shareholders of the fund was held on October 28, 2005.

At the meeting, each of the nominees for Trustees was elected, as follows:

						Common and Preferred shares
					Votes for		Votes withheld

Jameson A. Baxter			18,012,538		1,147,389
Charles B. Curtis			18,015,361		1,144,566
Myra R. Drucker				18,028,681		1,131,246
Charles E. Haldeman, Jr.		17,992,903		1,167,024
Paul L. Joskow				18,023,900		1,136,027
Elizabeth T. Kennan			18,014,791		1,145,136
John H. Mullin, III			18,016,462		1,143,465
George Putnam, III			18,005,283		1,154,644
W. Thomas Stephens			18,028,900		1,131,027
Richard B. Worley			18,012,023		1,147,904


						Preferred shares
					Votes for		Votes withheld

John A. Hill				815			51
Robert E. Patterson			815			51

A proposal to convert the fund to an open end investment company and approve certain related changes to the funds Agreement and Declaration of Trust was defeated as follows:


						Common shares
			Votes for		Votes against		Abstentions

			2,227,504		6,255,264			10,676,292

						Preferred shares
			Votes for		Votes against		Abstentions

			0			380				486


All tabulations are rounded to the nearest whole number.